Exhibit 99.1

Immediate Release	For Further Information Contact:
Friday, October 7, 2011	G. Les Austin Sr. Vice President, COO & CFO 918-632-0652

RAM ENERGY RESOURCES ANNOUNCES APPOINTMENT
OF CHIEF OPERATING OFFICER AND CERTAIN
EXECUTIVE OFFICER RETIREMENTS

Tulsa, Oklahoma – RAM Energy Resources, Inc. (NASDAQ: RAM) today announced the appointment of Mr. G. Les Austin as Chief Operating Officer.  Mr. Austin has served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of RAM since April 1, 2008 and will continue to serve in these capacities.  Prior to joining RAM Energy Resources, Mr. Austin was Vice President and Chief Financial Officer of Matrix Service Company, a NASDAQ company providing engineering, fabrication, construction, repair and maintenance services to energy and industrial markets throughout the U. S. and Canada.  He is a certified public accountant and serves as a director on the Advisory Board of the Oklahoma State University School of Accounting.

“We are pleased to announce Les’s promotion to the position of Chief Operating Officer of RAM,” said Larry E. Lee, Chairman, CEO and President of the company.  “In the three and one-half years since coming on board, Les has proven himself to be an invaluable member of the management team.  He understands our business, has done an excellent job working with our lenders and is experienced and well regarded in the capital markets.  Les is an exceptional executive with the ability to identify opportunities, manage complicated transactions and supervise the day-to-day execution of the business plan.  We look forward to realizing the benefits of Les’s leadership in his new role as COO,” added Mr. Lee.

The company also announced the retirement of Mr. Larry G. Rampey, Senior Vice President - Operations, scheduled for December 2011.  Mr. Rampey has been Senior Vice President - Operations of the company since May 2006 and a Senior Vice President of RAM Energy, Inc. since 1998.  He was a Vice President of RAM Energy, Inc. from 1989 to 1998.

The company also announced the planned retirement of Mr. Drake N. Smiley, Senior Vice President - Land and Exploration, effective June 2012.  Mr. Smiley has been Senior Vice President - Land and Exploration of the company since May 2006 and a Senior Vice President of RAM Energy, Inc. since 1998.  He was a Vice President of RAM Energy, Inc. from 1989 to 1994, and again from 1997 to 1998.

Mr. Rampey and Mr. Smiley previously worked for Reading & Bates Petroleum Co. whose domestic properties RAM acquired in 1989.   Prior to their retirement dates, Messrs. Rampey and Smiley will assist Mr. Austin in consolidating day-to-day executive management functions into the Chief Operating Officer role.

“Larry Rampey and Drake Smiley have made enormous contributions to the success of RAM Energy Resources and its predecessor, RAM Energy, Inc., since joining the company in connection with our acquisition of Reading & Bates Petroleum Co. in 1989,” said Mr. Lee.  “Consistent with their loyal service to the company over the past 22 years, Larry and Drake decided to notify the Board of their retirement plans in connection with the operational reorganization of the company we are also announcing today.  We hate to see them go, but at the same time appreciate their willingness to stay on through the end of the year for Larry, and through mid-2012 for Drake, in order to facilitate a seamless transition in the executive management structure,” added Mr. Lee.

While Mr. Austin will assume greater management responsibilities as COO of the company, Mr. Lee will actively continue in his capacities as Chairman, President and CEO.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this release, other than statements of historical facts, that address the status of exploratory or other operational activities are estimates of events or developments that the company expects or believes and are forward-looking statements.  Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC.  The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

About RAM Energy Resources

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas.  Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the NASDAQ under the symbol RAM.  For additional information, visit the company website at www.ramenergy.com.